EXHIBIT 2.3

Execution Version

SHARE PURCHASE AGREEMENT

7 JULY 2017

BY AND AMONGST

MASTECH DIGITAL DATA, INC.

AND

2291496 ONTARIO INC.

AND

INFOTRELLIS INDIA PRIVATE LIMITED

AND

MASTECH DIGITAL PRIVATE LIMITED

AND

MR KUMARAN SASIKANTHAN

Execution Version

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	AGREEMENT TO SELL AND PURCHASE SALE SHARES AND SELLER 2 SALE SHARES	7

3.	CONDITIONS PRECEDENT	7

4.	INTERIM PERIOD	8

5.	ACTIONS TO BE CONSUMMATED ON THE COMPLETION DATE	9

6.	POST – COMPLETION ACTIONS	11

7.	REPRESENTATIONS AND WARRANTIES	11

8.	INDEMNITY	12

9.	MISCELLANEOUS	12

10.	GOVERNING LAW AND JURISDICTION	15

SCHEDULE 1 SHAREHOLDING PATTERN		17

SCHEDULE 2 THE SELLER REPRESENTATIONS AND WARRANTIES		18

SCHEDULE 3 SELLER 2 REPRESENTATIONS AND WARRANTIES		28

SCHEDULE 4 LICENSED-IN INTELLECTUAL PROPERTY		29

SCHEDULE 5 COMPANY INSURANCE POLICIES		30

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is entered into on this 7th day of July 2017 (the “Execution Date”) at Chennai, India:

BY AND AMONGST

Mastech Digital Data, Inc., a company organised and incorporated under the laws of the state of Pennsylvania and having its registered office at 1305 Cherrington Pkwy. Building 210, Ste. 400 Moon Twp., PA 15108 (hereinafter referred to as the “Purchaser” which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns);

2291496 Ontario Inc., a company organised and incorporated under the laws of Canada and having its office at 130 Adelaide St. W, 7th Floor, Toronto, Ontario, Canada, M5H 2K4 (hereinafter referred to as the “Seller” which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns);

InfoTrellis India Private Limited, a company incorporated under the (Indian) Companies Act, 1956 and having its registered office at Module 43, 4th Floor, TS 140, Block 2 and 9, Elnet Software City, Rajiv Gandhi Salai, Taramani, Chennai – 600113, Tamil Nadu, India and having Permanent Account Number AAOCS5395P issued by the Indian Income-tax department (hereinafter referred to as the “Company”, which expression shall unless repugnant to the context or meaning thereof mean and include its successors and permitted assigns);

Mastech Digital Private Limited, a company incorporated under the (Indian) Companies Act, 1956 and having its registered office at 8th Floor, B-07, Sector-132, Noida, Uttar Pradesh – 201301, India (hereinafter referred to as “Mastech India”, which expression shall unless repugnant to the context or meaning thereof mean and include its successors and permitted assigns);

AND

Mr Kumaran Sasikanthan, residing at Tower 4, 144, DLF Garden City, Thazhambur, Kanchipuram, 603103, Tamil Nadu, India and having Passport Number: P4723374 (hereinafter referred to as “Seller 2”, which expression shall unless repugnant to the context or meaning thereof mean and include his successors and permitted assigns).

The Purchaser, the Seller, the Company, Mastech India and Seller 2 shall hereinafter collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS

A.	The Company is involved in the information technology and information technology enabled services sector, and is primarily engaged in providing services such as data management services. The Company has a total issued and paid up share capital of INR 100,000 (Indian Rupees One hundred thousand) divided into 10,000 (Ten thousand) equity shares of INR 10 (Indian Rupees Ten) each.

B.	The Seller is the legal and beneficial owner of 9,990 (Nine thousand nine hundred ninety) fully paid up equity shares of the Company (the “Sale Shares”). Seller 2 is the legal and beneficial owner of 10 (Ten) fully paid up equity shares of the Company (the “Seller 2 Sale Shares”).

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C.	The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares from the Seller, free from all encumbrances and together with all rights, title and interest therein, on the terms and conditions set forth in this Agreement.

D.	Seller 2 has agreed to sell and Mastech India has agreed to purchase the Seller 2 Sale Shares from Seller 2, free from all encumbrances and together with all rights, title and interest therein, on the terms and conditions set forth in this Agreement.

E.	The shareholding pattern of the Company, aggregating to 100% (One hundred per cent) of the share capital of the Company, on the Execution Date and immediately after Completion (as defined hereinafter) is set out in Part A of Schedule 1 and Part B of Schedule 1, respectively.

F.	The Parties now desire to enter into this Agreement, to set out the terms and conditions mutually agreed upon between the Parties with respect to the purchase of (i) the Sale Shares by the Purchaser from the Seller, and (ii) Seller 2 Sale Shares by Mastech India from Seller 2.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, (i) terms defined by inclusion in quotations and / or parentheses have the meanings so ascribed; and (ii) the following terms shall have the meanings assigned to them herein; and (iii) a term not defined in this Clause 1.1 but defined in another clause of this Agreement shall have the meaning ascribed to it in such other clause:

“Agreed Exchange Rate” means INR 65 (Indian Rupees Sixty five) or the USD to INR exchange rate prevailing on the 3rd (Third) Business Day preceding the Completion Date as published by the Reserve Bank of India on its official website, whichever is higher;

“Articles” means the articles of association of the Company, as amended from time to time;

“AllSight India” means AllSight Software India Private Limited;

“Board” means the board of directors of the Company, as duly constituted from time to time;

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Chennai are closed;

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“Chartered Accountant” means a chartered accountant as defined in clause (b) of sub-section (1) of section 2 of the Chartered Accountants Act, 1949 and who has obtained a certificate of practice under sub-section (1) of section 6 of the Chartered Accountants Act, 1949;

“Completion” means the completion of the sale and purchase of the Sale Shares and the Seller 2 Sale Shares in accordance with Clause 5 below;

“Existing Directors” mean the following individuals:

(a)	Mahmood Abbas (DIN: 03640972);

(b)	Sachin Wadhwa (DIN: 03640979);

(c)	Zahid Naeem (DIN: 03642528); and

(d)	Seller 2 (DIN: 03056603);

“Governmental Authority” means: (a) any central, state, city, municipal or local government, governmental authority or political subdivision thereof having or purporting to have jurisdiction; (b) any agency or instrumentality of any of the authorities referred to in (a); (c) any regulatory or administrative authority, body or other organization having or purporting to have jurisdiction, to the extent that the act, rules, regulations, standards, requirements, procedures or orders of such authority, body, commission or other organization having the force of applicable Law; and / or (d) any court or tribunal having jurisdiction;

“Indemnity Agreement” means the agreement dated as of the date hereof executed by and amongst Mr Mahmood Abbas, Mr Zahid Naeem, Mr Sachin Wadhwa, InfoTrellis, Inc., InfoTrellis Inc., 2291496 Ontario Inc., the Purchaser, Mastech India, Mastech InfoTrellis, Inc. and Mastech Digital, Inc.;

“InfoTrellis Canada” means InfoTrellis, Inc., a company incorporated under the laws of Canada;

“INR” means Indian Rupees;

“IT Act” means (Indian) Income-tax Act, 1961, as may be amended from time to time, re-enacted or replaced and shall include any regulation, rules, by-laws or guidelines issued thereunder;

“Law” means all applicable provisions of all: (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority; and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority, or any condition or term imposed pursuant to any approvals granted by any Governmental Authority;

“Nominee Directors” mean the following individuals:

(a)	Sameer Srivastava (DIN: 03463729); and

(b)	Shipra Sharma (DIN: 07508696);

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“Original Shareholders” means Mr Sushil Verma and Ms Chander Prabha;

“Original Share Transfer” means the purchase by the Seller of all the shares of the Company as held by the Original Shareholders;

“Products Business” means the business vertical of the Company dealing with design, development and sale of products under the brand name AllSight;

“Purchase Consideration” means an amount of USD 1,098,900 (United States Dollars One million ninety eight thousand nine hundred) payable by the Purchaser to the Seller in accordance with the terms of this Agreement;

“Seller Bank Account” means the bank account of the Seller with the following details:

Name:	2291496 Ontario Inc
Bank:	TD Canada Trust
Bank address:	20 Milverton Dr, Mississauga Ontario L5R 3G2, Canada
Account type:	USD
Account number.:	1275-7332709
SWIFT code:	TDOMCATTTOR

“Seller 2 Bank Account” means the bank account of the Seller with the following details:

Name:	Kumaran Sasikanthan
Bank:	HDFC Bank
Bank address:	No 8, Rajendra Prasad Road, Nehru Nagar, Chitlapakkam, Landmark - Next To HP Petrol Bunk, Chennai, Tamil Nadu 600044
Account type:	Savings
Account number.:	02601140022619
SWIFT code:	HDFC0000260

“Seller 2 Purchase Consideration” means an amount of USD 1100 (United States Dollars One thousand one hundred) payable by Mastech India in Indian Rupees at the Agreed Exchange Rate to Seller 2 in accordance with the terms of this Agreement; and

“USD” means United States Dollars.

1.2	Interpretation

In this Agreement, unless the context otherwise requires: (a) all references to statutory provisions shall be construed as meaning and including references to any statutory modification, consolidation or re-enactment made after the Execution Date and for the time being in force; (b) the headings are inserted for ease of reference only and shall not affect the construction or interpretation of this Agreement; (c) references to one gender include all genders; (d) words in the singular shall include the plural and vice versa; (e) reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and (f) reference to the word “include” shall be construed without limitation.

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2.	AGREEMENT TO SELL AND PURCHASE SALE SHARES AND SELLER 2 SALE SHARES

In consideration of the mutual rights and obligations of the Parties under this Agreement:

2.1	the Purchaser, relying on the representations and warranties provided by the Seller under this Agreement, agrees to purchase, and the Seller agrees to sell to the Purchaser, the Sale Shares, free and clear of all encumbrances, in the manner set out in this Agreement; and

2.2	Mastech India, relying on the representations and warranties provided by Seller 2 under this Agreement, agrees to purchase, and Seller 2 agrees to sell to Mastech India, the Seller 2 Sale Shares, free and clear of all encumbrances, in the manner set out in this Agreement.

3.	CONDITIONS PRECEDENT

3.1	The Seller and Seller 2 agree and understand that the sale and purchase of the Sale Shares and Seller 2 Sale Shares respectively, is subject to the fulfilment of the following conditions and delivery (to the Purchaser) of the supporting documents, by the Seller, in a form and substance satisfactory to the Purchaser, unless otherwise waived by the Purchaser in writing in its absolute discretion:

3.1.1	A certificate from a Chartered Accountant in the format prescribed under Form 15CB, setting out the applicable amount of tax to be deducted by the Purchaser on the Purchase Consideration payable to the Seller together with any information / documents required by the Purchaser to ascertain the amount of such tax to be deducted by the Purchaser;

3.1.2	Delivery of the certified true copy of the tax identification number and the tax residency certificate of the Seller in Canada by the Seller to the Purchaser;

3.1.3	Transfer of the Products Business (including all liabilities in relation to the Products Business) by the Company to AllSight India in a form and manner satisfactory to the Purchaser together with the delivery of the supporting documents and the business transfer agreement in this regard by the Seller to the Purchaser;

3.1.4	Payment of all indirect taxes, stamp duties and registration fees by AllSight India in connection with, and resulting from, the transfer of the Products Business by the Company to AllSight India;

3.1.5	Execution of a non-compete agreement by and amongst the Purchaser, Seller, Mr Mahmood Abbas, Mr Zahid Naeem and Mr Sachin Wadhwa in a form acceptable to the Purchaser;

3.1.6	Execution of a non-compete agreement by and between Mastech India and Seller 2 in a form acceptable to the Purchaser;

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3.1.7	Execution of a transitional services agreement by and between the Company and AllSight India in a form acceptable to the Purchaser;

3.1.8	Cancellation of the stock option plan dated 1 October 2013 (“ESOP Scheme”) pursuant to which InfoTrellis Canada has granted options to its employees and the employees of its affiliates to purchase its shares (“Stock Option”) on the terms as set out in the ESOP Scheme, and the delivery of a written confirmation to this effect by the Seller to the Purchaser;

3.1.9	Delivery of an option surrender letter (in a form acceptable to the Purchaser) by each employee of the Company (to whom Stock Options have been issued) to InfoTrellis Canada in terms of which such employee should relinquish his or her right to exercise the Stock Options in writing; and

3.1.10	The Company and the Seller to deliver to the Purchaser, satisfactory documentary proof (including but not limited to the resolution of the Board approving the Original Share Transfer and the transfer notices from the Original Shareholders of the Company) evidencing the satisfaction of the conditions as prescribed under article 7 and article 8 of the Articles in the context of the consummation of the Original Share Transfer.

3.2	The Seller shall ensure that the conditions precedent as set out in Clause 3.1 above are satisfied (to the extent not waived by the Purchaser in writing) within 5 (Five) days (or such other date as mutually agreed by the Parties in writing) from the Execution Date. The Seller shall promptly give notice to the Purchaser, in writing, of the satisfaction of the conditions set out in Clause 3.1 above, together with the documentary evidence thereof, wherever applicable, immediately upon becoming aware of the same (“Seller’s CP Satisfaction Notice”). It is clarified that the receipt of the Seller’s CP Satisfaction Notice shall not be deemed to imply that the Purchaser is satisfied that all the conditions set forth in Clause 3.1 above have been satisfied by the Seller, unless the Purchaser has confirmed its satisfaction by acknowledgment of the Seller’s CP Satisfaction Notice.

4.	INTERIM PERIOD

4.1	From the Execution Date and until the Completion Date (“Interim Period”), the Seller shall cause the Company to, and the Company shall, conduct its business only in the ordinary course and in a manner so as to ensure that the Seller’s and Seller 2’s representations and warranties under this Agreement continue to be true and correct as on the Completion Date, as if made on the Completion Date.

4.2	The Seller shall give the Purchaser prompt notice of any event, condition or circumstance occurring during the Interim Period, which would make any of the Seller’s or Seller 2’s representations and warranties under this Agreement untrue or would result in a material adverse effect on the Company, its business, the Sale Shares or the Seller 2 Sale Shares.

4.3	Without prejudice to the generality of Clause 4.1 above, during the Interim Period, the Company shall not and the Seller shall ensure that the Company does not, without the prior written consent of the Purchaser:

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(a)	enter into any arrangements, dealings or contracts with any of the related parties of the Seller and / or the Company;

(b)	do or omit to do anything which may result in the termination, revocation, suspension, modification or non-renewal of any authorizations, consents, licenses, approvals or registrations obtained by the Company;

(c)	sell, pledge, transfer, assign or grant any third party interest in any of the assets (other than in the ordinary course of business), contracts or rights of the Company;

(d)	obtain any new loan, borrowing or credit facilities or undertake any new obligations other than in the ordinary course of business;

(e)	pay to any employee of the Company, compensation other than the current monthly payroll, raise or agree to raise anyone’s compensation, or pay or agree to pay any bonus or other special compensation;

(f)	effect any change in shareholding or the capital structure of the Company or issue any securities;

(g)	amend the constitutional documents of the Company;

(h)	make any investment in, advance to, loan to, or deposit with, any person other than in the ordinary course of business; and

(i)	undertake any commitment or agreement or delegation of powers to do any of the foregoing.

5.	ACTIONS TO BE CONSUMMATED ON THE COMPLETION DATE

5.1	Completion shall take place at the registered office of the Company on the 1st (First) Business Day following the issuance of the acknowledgement of the Seller’s CP Satisfaction Notice by the Purchaser, in terms of Clause 3.2 above, or on such other date, time and place as may be mutually agreed, in writing, between the Seller and the Purchaser (“Completion Date”).

5.2	The transactions contemplated under this Agreement to be consummated at Completion shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions have been duly consummated.

5.3	On the Completion Date, the following transactions shall be completed (in the following chronological order), in a form and manner acceptable to the Purchaser:

5.3.1	the Purchaser shall remit, by way of wire transfer through normal banking channels, the Purchase Consideration, minus the amount of tax required to be withheld from the Purchase Consideration, to the Seller Bank Account;

5.3.2	Mastech India shall remit, by way of wire transfer through normal banking channels, the Seller 2 Purchase Consideration to the Seller 2 Bank Account;

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5.3.3	the Seller shall deliver to the Purchaser duly stamped securities transfer forms executed by the Seller in favour of the Purchaser, setting out the details of the Sale Shares along with the duly stamped and executed share certificates representing the Sale Shares and such other instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Sale Shares in accordance with applicable Law;

5.3.4	Seller 2 shall deliver to Mastech India duly stamped securities transfer forms executed by Seller 2 in favour of Mastech India, setting out the details of the Seller 2 Sale Shares along with the duly stamped and executed share certificates representing the Seller 2 Sale Shares and such other instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Seller 2 Sale Shares in accordance with applicable Law;

5.3.5	the Purchaser shall execute the securities transfer forms in relation to the Sale Shares and deliver the executed securities transfer forms in relation to the Sale Shares to the Company;

5.3.6	Mastech India shall execute the securities transfer forms in relation to the Seller 2 Sale Shares and deliver the executed securities transfer forms in relation to the Seller 2 Sale Shares to the Company;

5.3.7	the Nominee Directors shall deliver to the Board their respective consents to act as directors on the Board with effect from the Completion Date;

5.3.8	the Seller shall deliver the letters of resignation from each of the Existing Directors to the Board from their position as director, officer and secretary of the Company with an acknowledgement that they do not have any claims against the Company whether for loss of office or otherwise;

5.3.9	the Seller shall cause the Company to, and the Company shall, hold a Board meeting, at which the following business shall be transacted (in the following chronological order), resolutions of which shall be passed in a form acceptable to the Purchaser:

(a)	to duly approve the transfer of the Sale Shares to the Purchaser;

(b)	to duly approve the transfer of the Seller 2 Sale Shares to Mastech India;

(c)	record the name of the Purchaser in the Company’s register of members as the legal and beneficial owner of the Sale Shares;

(d)	record the name of Mastech India in the Company’s register of members as the legal and beneficial owner of the Seller 2 Sale Shares;

(e)	appoint the Nominee Directors as additional directors on the Board;

(f)	accept and record the resignation of the Existing Directors from the Board;

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(g)	amend the mandates for operation of all bank accounts in the name of the Company to replace the Existing Directors as authorised signatories for operation of such accounts with the Nominee Directors; and

(h)	revoke all existing powers of attorney and authorisations issued by the Company to the Existing Directors and authorise the Nominee Directors to carry out the various functions, to sign and execute various documents and represent the Company (as the case may be); and

5.3.10	delivery to the Purchaser, certified true copies of: (a) resolutions of the meeting of the Board mentioned in Clause 5.3.9 above; and (b) extracts from the ‘register of members’ and the ‘register of share transfers’ maintained by the Company evidencing the entry of the name of the Purchaser and Mastech India as members of the Company in respect of the Sale Shares and the Seller 2 Sale Shares respectively.

5.4	Each Party agrees to do all deeds and deliver to the other Parties such other documents or agreements that may be necessary to consummate the transactions contemplated in this Agreement.

6.	POST – COMPLETION ACTIONS

6.1	Each of Seller and Seller 2 shall file its return of income in India, disclosing the income arising on the sale of the Sale shares and Seller 2 Sale Shares respectively as required under the provisions of the IT Act, within the due dates prescribed under the provisions of the IT Act.

6.2	The Company shall file the relevant e-forms with the registrar of companies in relation to appointment and resignation of directors on the Board in terms of Clauses 5.3.9 above, within the due dates prescribed under applicable Law; and

6.3	The Company shall give notice of the change in its ownership and management (in the prescribed format) to the relevant Governmental Authorities including the Governmental Authorities as prescribed under the Employee’ Provident Funds and Miscellaneous Provisions Act, 1952, Employees’ State Insurance Act, 1948 and the Tamil Nadu Shops and Establishment Act, 1947.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Each Party represents and warrants to the other Parties that, as on the Execution Date and the Completion Date:

7.1.1	it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms; and

7.1.2	the execution and delivery of this Agreement by the Party does not and shall not violate any Law applicable to such Party or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which the Party is a party or which is applicable to such Party.

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7.2	The Seller hereby represents and warrants to the Purchaser and Mastech India that each of the representations and warranties of the Seller, as made to Purchaser and Mastech India under Schedule 2 of this Agreement are true and correct as of the Execution Date and shall continue to be true and correct as on the Completion Date.

7.3	Seller 2 hereby represents and warrants to the Purchaser and Mastech India that each of the representations and warranties of Seller 2, as made to the Purchaser and Mastech India under Schedule 3 of this Agreement are true and correct as of the Execution Date and shall continue to be true and correct as on the Completion Date.

7.4	Each of the representations and warranties of the Parties set out in this Clause 7, Schedule 2 and Schedule 3 of this Agreement are separate and independent and, save as expressly provided in this Agreement, are not limited by reference to any other clause or anything in this Agreement.

8.	INDEMNITY

8.1	The Parties agree that the indemnification provisions in the Indemnity Agreement are hereby applicable to, and are incorporated by reference into, this Agreement, and that the sole recourse that the Parties have in the case of a breach of any representation or warranty contained herein, or any other losses or damages arising in respect hereof, shall be through the processes, and subject to the limitations in, the Indemnity Agreement.

9.	MISCELLANEOUS

9.1	Notices

9.1.1	Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment, in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

9.1.2	In the case of notices to the Seller:

Address	:	Suite 701, 130 Adelaide Street, Toronto, Ontario, M5H 2K4, Canada
Attn	:	Sachin Wadhwa, C/O George Crossman
E-mail	:	sachin@infotrellis.com
Fax	:	Not Available

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With a copy (which shall not constitute effective notice) to Seller 2 at:

Address	:	Tower 4, 144, DLF Garden City, Thazhambur, Kanchipuram, 603103, Tamil Nadu, India
E-mail	:	kumaran@allsight.com
Fax	:	Not available

9.1.3	In the case of notices to the Purchaser:

Address	:	1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108
Attn	:	Jack Cronin
E-mail	:	john.cronin@mastechdigital.com
Fax	:	1-412-494-9272

With a copy (which shall not constitute effective notice) to Blank Rome LLP at:

Address	:	501 Grant Street, Suite 850, Pittsburgh, PA 15219
Attn	:	James Barnes
E-mail	:	jbarnes@blankrome.com
Fax	:	1-412-592-0921

9.1.4	In the case of notices to the Company:

Address	:	InfoTrellis India Pvt Ltd, Module 43, 4th Floor, TS 140, Block 2 and 9, Elnet Software City, Rajiv Gandhi Salai, Taramani, Chennai – 600113, Tamil Nadu, India
Attn	:	Ponnalagar Krishnan
E-mail	:	ponna@infotrellis.com
Fax	:	Not Available

With a copy (which shall not constitute effective notice) to the Purchaser at:

Address	:	1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108
Attn	:	Jack Cronin
E-mail	:	john.cronin@mastechdigital.com
Fax	:	1-412-494-9272

9.1.5	In the case of notices to Mastech India:

Address	:	Mastech Digital Private Limited, 8th Floor, B-07, Sector-132, Noida, Uttar Pradesh – 201301, India
Attn	:	Jayanta Chakravorti
E-mail	:	Jayanta.Chakravorti@mastechdigital.com
Fax	:	Not Available

With a copy (which shall not constitute effective notice) to the Purchaser at:

Address	:	1305 Cherrington Parkway, Building 210, Suite 400, Moon Township, PA 15108
Attn	:	Jack Cronin
E-mail	:	john.cronin@mastechdigital.com
Fax	:	1-412-494-9272

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9.1.6	In the case of notices to Seller 2:

Address	:	Tower 4, 144, DLF Garden City, Thazhambur, Kanchipuram, 603103, Tamil Nadu, India
E-mail	:	kumaran@allsight.com
Fax	:	Not available

With a copy (which shall not constitute effective notice) to Seller, at:

Address	:	Suite 701, 130 Adelaide Street, Toronto, Ontario, M5H 2K4, Canada
Attn	:	Sachin Wadhwa, C/O George Crossman
E-mail	:	sachin@infotrellis.com
Fax	:	Not Available

9.2	Amendment and waiver

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by, or on behalf of, the Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

9.3	Specific performance

The Parties agree that each Party shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Parties from committing any violation or to enforce the performance of the covenants, warranties and obligations contained in this Agreement.

9.4	Further assurance

The Parties shall do all such things, take all such actions and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

9.5	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

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9.6	Assignment

None of the Company, Seller, Mastech India or Seller 2 shall assign or transfer any of its respective rights or liabilities under this Agreement to any other person without the prior written consent of the Purchaser, provided, however, that the Company, Purchaser and/or Mastech India may assign their rights as security to any lender providing financing to the Company, the Purchaser, Mastech India, and/or their Affiliates subject to applicable Law. The Purchaser shall, with prior written intimation to the other Parties, have the right to assign and / or transfer any of its rights or liabilities under this Agreement to any other person.

9.7	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable Law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

9.8	Costs

Each Party shall bear its respective costs and expenses in relation to any discussions, negotiations and investigations undertaken in connection with the subject matter of this Agreement. The Seller shall pay 100% (One hundred percent) of the stamp duty costs on transfer of the Sale Shares and Seller 2 Sale Shares and the execution of this Agreement.

9.9	Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties, and except as specifically provided for in the Indemnity Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Province of Ontario and the laws of Canada applicable in such Province. The Parties agree that all matters pertaining to this Agreement shall be subject to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE EXECUTION DATE:

/s/ N. Shanmuga Thayumanavan On behalf of Mastech Digital Data, Inc. Name: Designation: Authorised Signatory Date: 07/07/2017	/s/ Kumaran Sasikanthan On behalf of 2291496 Ontario Inc. Name: Kumaran Sasikanthan Designation: Authorised Signatory Date: 7th July 2017

/s/ Kumaran Sasikanthan On behalf of InfoTrellis India Private Limited Name: Kumaran Sasikanthan Designation: Director Date: 7th July 2017	/s/ Kumaran Sasikanthan Name: Kumaran Sasikanthan Date: 7th July 2017

/s/ N. Shanmuga Thayumanavan On behalf of Mastech Digital Private Limited Name: N. Shanmuga Thayumanavan Designation: Authorised Signatory Date: 07/07/2017

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SCHEDULE 1

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SCHEDULE 2

THE SELLER REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to the Purchaser and Mastech India that:

1.	TITLE, AUTHORITY AND SALE SHARES

1.1	It has full right, full power and absolute authority to transfer and sell the Sale Shares to the Purchaser free from any encumbrances, claims or demands of any nature. Upon the sale and transfer of the Sale Shares, in terms of this Agreement, the Purchaser shall have clear and marketable title to the Sale Shares together with all rights, title and interest attaching to such Sale Shares. The sale of the Sale Shares by the Seller to the Purchaser, and the sale of Seller 2 Sale Shares by Seller 2 to Mastech India, is in compliance with the Articles. The Sale Shares were duly issued by the Company in accordance with applicable Law and the Articles and are fully paid and validly issued in accordance with applicable Law. All the forms and documents prescribed under applicable Law required to be filed with the Governmental Authority in relation to the Sale Shares were duly filed.

1.2	The share certificates in relation to the Sale Shares, have been properly issued in accordance with applicable Law and the Articles and the entire applicable stamp duty has been paid on the share certificates for the Sale Shares.

1.3	No consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Authority is required on the part of the Seller (other than as specified in this Agreement) in connection with the execution and delivery of this Agreement, the compliance by the Seller with any of the provisions hereof, or the consummation of the transactions contemplated in this Agreement.

1.4	The Seller and the Company are in compliance with all applicable Law and there is no actual, or threatened litigation, inquiry, investigation, notice, decree, judgment or order of injunction, attachment or receiver from any court, collector, tax or revenue or other statutory or administrative authorities or body preventing the entry into or performance of any action contemplated by this Agreement.

1.5	There are no existing claims, disputes or demands against the Seller with respect to the Sale Shares. There are no circumstances which might lead to a claim, dispute or demand against the Seller in relation to the Sale Shares.

2.	CORPORATE MATTERS

2.1	The Company has been duly incorporated and organised, and validly exists under the applicable Law of India. The Company has the corporate power and authority to own, hold, use and operate its assets, to carry on its business as currently conducted and to conduct its business on Completion Date.

2.2	There are no voting or similar arrangements or any encumbrances which exist in relation to the Sale Shares and Seller 2 Sale Shares or any securities that may be issued hereafter.

2.3	The shareholding pattern of the Company as set out in Schedule 1 is true and correct.

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2.4	The statutory books, minute books, register of members and registers of the Company have been properly and accurately kept, maintained in all respects and are written up to date and contain a complete and accurate record of the matters which should be dealt with in the books and registers as per the applicable Law. All corporate and secretarial filings required to be made by the Company with any Governmental Authority under applicable Law have been made within the time prescribed therefor.

2.5	The Company has complied with all applicable Laws in all respects in relation to meetings of the Board and its shareholders.

3.	COMPLIANCE WITH APPLICABLE LAW AND INSTRUMENTS

3.1	The Company is, and has conducted its business and operations in, compliance with all applicable Laws and has not been in conflict with or in alleged or actual violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) any applicable Law, and the Company has not received any notice of any claim alleging any such conflict, violation, breach or default.

3.2	The Company has obtained all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities required by the Company to run the business of the Company and such consents are in full force and effect. The Company is not in violation of any term or provision or requirement of any such licence, and no person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any licence.

4.	ASSETS

4.1	The Company owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use all of its assets. The Company has good, valid and marketable title to all assets that are owned and owns such assets free and clear of any encumbrances. In the case of assets that are leased or licenced property, the Company has good and valid leasehold and licence interests therein free and clear of any encumbrances. The Company has maintained all tangible assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible assets are adequate and suitable for the purposes for which they are presently being used.

4.2	The Company has the right to use, pursuant to a valid and enforceable lease, license or similar contractual arrangement, each of the properties utilized by the Company, and all original documents necessary to prove such interest are under the possession of the Company. All such leases, licenses or similar contractual arrangements are in force, registered and adequately stamped as per applicable Law. The Company is not in default, violation or breach in any respect under any lease, licence or similar contractual arrangement, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any lease, license or similar contractual arrangement. Each lease, licence or similar contractual arrangement grants the Company the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The Company enjoys peaceful and undisturbed possession of the properties utilised pursuant to each lease, licence or similar contractual arrangement.

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5.	INTELLECTUAL PROPERTY RIGHTS

5.1	The Company does not own any intellectual property and industrial property, throughout the world, whether or not registrable, patentable or otherwise formally protectable, and whether or not registered, patented, otherwise formally protected or the subject of a pending application for registration, patent or any other formal protection, including all rights, titles, interests, and benefits in and to: (a) trade-marks, service marks, trade dress, corporate, partnership and business names, fictitious names and other trade names, including the rights to use the name “InfoTrellis” and other derivations of this name; (b) inventions, patent rights, arts, processes, machines, manufactures, compositions of matter; (c) works, copyrights, neighbouring rights, moral rights, software and databases; (d) designs and industrial designs; (e) know-how, trade secrets, proprietary information, formulae, recipes, systems, methods and techniques and related documentation, customer and supplier information, and market and survey information; and (f) telephone numbers, domain names and social media identities, and all derivatives, modifications and improvements of the foregoing.

5.2	All the intellectual property used by the Company for its business but not owned is listed in Schedule 4 (“Licensed-In Intellectual Property”). The Licensed-In Intellectual Property constitutes all of the intellectual property used and otherwise exploited by the Company. The Company has sufficient rights to use and otherwise exploit the Licensed-In Intellectual Property in connection with the operations of the Company, and all of those rights will survive without any additional restriction or other change after consummation of the transactions contemplated by this Agreement. The Company is not in default under any license, sub-license or assignment granted to it in respect of the Licensed-In Intellectual Property used by the Company.

5.3	Subject to the rights of owners of the Licensed-In Intellectual Property, the Company is entitled to the exclusive and uninterrupted access, use, practice, enjoyment and exploitation of the Licensed-In Intellectual Property, including as necessary to continue the operations of the Company in substantially the same manner as conducted on the Execution Date.

5.4	Other than in respect of Licensed-In Intellectual Property that is, or relates only to, software, the Company is entitled to the right to enforce the Licensed-In Intellectual Property for all purposes related to the operations of the Company. The Company has no knowledge of any fact, matter or other circumstance that may result in the termination or restriction of the Company’s rights in the Licensed-In Intellectual Property prior to the termination of the term stated in any applicable contract, covenant not to sue, order or provision of applicable Law.

5.5

Each: (i) employee who is engaged in research, technology or engineering activities; (ii) consultant and independent contractor retained by the Company for such activities; and (iii) subconsultant and independent subcontractor retained by such a consultant or independent contractor, has: (A) agreed in writing with the Company to maintain the confidentiality of the Licensed-In Intellectual Property, in respect of which the Company is subject to an obligation of confidentiality; and (B) where such person is an individual, provided in writing an irrevocable, perpetual waiver in favour of the Company and its successors and assigns of the moral rights in all works authored by him or her. Each

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consultant and independent contractor retained by the Company for such activities, and each subconsultant and independent subcontractor retained by such a consultant or independent contractor, has also assigned in writing to the Company and its successors and assigns all his, her or its rights, titles, interests and benefits in all intellectual property invented, authored, created or developed in the activities for which such consultant or independent contractor has been directly or indirectly retained by or for the Company.

5.6	No intellectual property, industrial property or analogous right of any person has been, or is, infringed, misappropriated or otherwise violated by the: (i) operations of the Company; (ii) the Company’s manufacture, advertisement, or sale of goods; (iii) the Company’s advertisement or performance of services; or (iv) the Company’s access, use, practice, enjoyment or exploitation of the intellectual property.

6.	INSURANCE

6.1	The Company maintains fire (with extended risk and casualty coverage), general liability, business interruption, product liability, use and occupancy and other forms of insurance with reputable and sound insurers covering the assets of the Company and protecting the business of the Company in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties and / or are required to be maintained under applicable Law and under all contracts applicable to it. Schedule 5 sets forth and describes all insurance policies currently maintained by the Company in respect of the assets and operations of the Company (the “Company Insurance Policies”), including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of the Company Insurance Policies is valid and subsisting and in good standing, there is no default thereunder and the Company is entitled to all rights and benefits thereunder.

6.2	There have been no claims by the Company under any of the Company Insurance Policies. There are no circumstances which might entitle the Company to make a claim under any of Company Insurance Policies or which might be required under any of the Company Insurance Policies to be notified to the insurers.

6.3	No notice of cancellation or non-renewal with respect to any of the Company Insurance Policies has been received by the Company. To the knowledge of the Company, there are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Company.

7.	CONTRACTS AND TRANSACTIONS

7.1	The contracts entered into by the Company have been validly and duly executed and form binding, valid and legally enforceable obligations of the parties thereto. The Company has obtained all approvals, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions, required under such contracts, all of which are valid and subsisting and the Company has complied with all the conditions, obligations and requirements contained therein.

7.2	All the contracts to which the Company is a party have been validly stamped and registered as per the requirement of applicable Law.

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7.3	There are no circumstances which can constitute a breach of, cause invalidity of, or constitute grounds for determination, rescission, avoidance or repudiation of, any contract to which the Company is a party. No party (including the Company) has been in breach of any contract which the Company is a party to or is otherwise affected by it. No counter party has informed the Company in writing of its intention to terminate any such contract. The Company has not received any claim from a contract counter party with respect to breach of any provisions of any contract the Company is a party to.

7.4	There are no contracts, understandings, transactions or proposed transactions between the Company on the one hand and any related party on the other hand, which are not at arm’s length.

8.	TAXATION

8.1	The Company has, within the time and in the manner prescribed by applicable Law, duly and properly filed/ submitted with the appropriate Governmental Authorities all tax returns that it is required to file for all tax periods and has duly paid in full within the time prescribed under applicable Law, all taxes of any nature whatsoever for which it is liable (including taxes payable with respect to its employees, its business and its operations) and which have fallen due for payment.

8.2	There have been no claims relating to any tax returns of the Company, and no claims are pending or threatened in respect of any tax related obligations of the Company.

8.3	In respect of every transaction or series of transactions in respect of which the Company is subject to any transfer pricing rules under the provisions of the IT Act or any other applicable tax Law and in respect of which the Company may be liable to tax for periods after the Completion Date:

8.3.1	each such transaction has been carried out on arm’s length terms as determined under the provisions of applicable Law; and

8.3.2	the Company has prepared and retained all such documentation as is necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm’s length terms for such transactions as may be prescribed by the relevant tax Law, including but not limited to the information and documents prescribed as per the provisions of Section 92D of the IT Act and the rules made thereunder.

8.4	There are no income-tax proceedings initiated, pending or threatened against the Seller under the provisions of the IT Act.

8.5	All undisputed claims of tax under the IT Act have been duly discharged in full by the Seller and there are no disputed claims of tax under the IT Act pending against the Seller. All income taxes (including advance tax and withholding taxes) due and payable in India, if any, have been duly discharged by the Seller.

8.6	The Seller is and has always been a non-resident (with respect to India) as per the provisions of Section 6 of the IT Act, and its “place of effective management” as defined under Section 6 of the IT Act is not and has never been in India.

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8.7	The Seller does not have any form of presence in India either in the form of a business connection as per Section 9 of the IT Act or any fixed base or otherwise and has never had any such presence in India.

8.8	The Seller has held the Sale Shares as ‘capital assets’ in terms of the provisions of the IT Act. Further, for accounting purposes, the Seller has at all times treated the Sale Shares as investments, and not as ‘stock in trade’.

8.9	The information and / or documents provided by the Seller to the chartered accountant for issuing the Form 15CB are true and correct.

9.	OPERATIONS

9.1	Since 31 March 2016 there has not been any:

9.1.1	any damage, destruction or loss, not covered by insurance, adversely affecting the assets used by the Company or the operating results, prospects or business of the Company as currently conducted and currently proposed to be conducted;

9.1.2	any waiver by the Company of a valuable right or of a debt owed to it;

9.1.3	any sale, transfer or disposition of any assets of the Company (other than in the ordinary course of business);

9.1.4	change in the financial condition (including working capital earnings and reserves), properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, arising otherwise than in the ordinary course of business, has been materially adverse with respect to the Company;

9.1.5	contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others;

9.1.6	encumbrance placed on any of the properties or assets of the Company which remains in existence on the date hereof;

9.1.7	obligation or liability incurred by the Company other than obligations and liabilities incurred in the ordinary course of business;

9.1.8	payment or discharge of a lien or liability of the Company which was not shown on the accounts or incurred in the ordinary course of business thereafter;

9.1.9	material adverse change in the business / operations of the Company or its financial condition or prospects and no event has occurred nor do any circumstances exist which could result in such a material adverse change;

9.1.10	conduct of business by the Company which is not in the ordinary course of business and not consistent with past practice; or

9.1.11	any agreement or commitment by the Company to do any of the things described in this Clause 9.

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10.	FINANCIAL MATTERS

10.1	Financial statements of the Company are the audited financial statements of the Company for financial years ended 31 March 2015 and 31 March 2016 (the “Financial Statements”). The Financial Statements give a true and fair view of the state of affairs of the Company. The Financial Statements have been prepared in accordance with the Indian GAAP and following practices commonly adopted by companies carrying on business similar to the business, consistently applied throughout the periods involved and prior periods. The Financial Statements comply with the requirements of all applicable Law.

11.	LITIGATION

Except the pending dispute in connection with Writ Petition No. 29378 of 2016 that has been filed by the Company before the Hon’ble High Court of Judicature at Madras, there is no claim, action, suit, proceeding, investigation or arbitration proceeding current, pending or threatened, by or against the Company. There are no inquiries or prosecutions that have been initiated against the Company by any Governmental Authority and there is no outstanding claim, court order, court decree, or court stipulation to which the Company is a party or by which it or any of its assets are bound. There are no internal investigations or inquiries being conducted by the Company or any third party at the request of the Company concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues affecting or relevant to the business or operation of the Company.

12.	SOLVENCY

12.1	The Company is Solvent. “Solvent” shall mean, in respect of the Company that: (a) it is able to pay its debts as they fall due; (b) no administrator or receiver has been appointed in respect of any of its assets; (c) no resolution for winding up of the Company has been passed; and/or (d) no petition for winding up by or under the supervision of the court has been filed, admitted or pending against the Company.

12.2	No guarantee, loan capital, borrowed money or interest for which the Company is liable is overdue for payment and no other obligation or indebtedness of the Company is outstanding which is overdue for performance or payment.

13.	CORRUPT PRACTICES

13.1	Neither the Company nor any employee of the Company nor anyone acting on its behalf has made improper payments to public officials in order to secure a business advantage. The Company has in place anti-money laundering practices that are compliant with all applicable Law and follows the highest standards of ethical business practice.

13.2	The Company has conducted and is conducting its business in compliance with the (Indian) Prevention of Corruption Act, 1988, Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, 2010, and the anti-corruption laws of any other jurisdiction where it carries on its business.

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14.	DISCLOSURE

14.1	All the information and documents given to the Purchaser during the course the preparation and negotiation of this Agreement and the due diligence are true, complete, accurate and not misleading in any manner.

15.	EMPLOYEES AND EMPLOYEE BENEFITS

15.1	The Company has in relation to each of its employees:

15.1.1	complied in all respects with its obligations under applicable Law and all other statutes and regulations relevant to their relations with each employee or the conditions of service of the employee and has maintained adequate and suitable records regarding the service of the employee; and

15.1.2	discharged or adequately provided for in all respects its obligations to pay all salaries, wages, commissions, gratuity payments, provident fund payments, bonuses, overtime pay, holiday pay, sick pay, leave encashments and other statutory benefits of or connected with employment.

15.2	No employee of the Company has violated any agreement entered into by such employee with the Company, including any non-compete agreement or non-solicitation agreement.

15.3	The Company is not a party to or bound by, either directly or by operation of applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting employees or independent contractors nor is the Company subject to any union organization effort, nor is it engaged in any labour negotiation.

15.4	The Company has no obligation to make any severance or termination payment to any employee in excess of any amount payable under applicable Law. Each employee benefit, health, welfare, medical, dental, pension, retirement, profit sharing, current or deferred compensation, equity or phantom stock compensation, savings, severance or termination payment, life insurance or disability plan, program, agreement and arrangement (whether written or oral) and all other similar plans, programs, agreements and arrangements which are sponsored, maintained or contributed to by the Company for the employees or former employees or under which the Company has any actual or potential liability or obligations, other than plans established pursuant to statute (the “Employee Plans”) has been established, administered and invested in accordance with its terms and applicable Law. No Employee Plan provides post-retirement or post-employment of employment benefits to or in respect of any employees or former employees or their beneficiaries. All contributions or premiums required to be made by the Company to or under each Employee Plan have been made in a timely fashion in accordance with applicable Law, the terms of the applicable Employee Plan and any applicable collective agreement, and the Company does not have, will not have, any actual or potential unfunded liabilities with respect to any Employee Plans. All liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements.

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15.5	The Company has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices) as a result of the transactions contemplated by this Agreement or otherwise.

16.	INFORMATION SECURITY

16.1	The Company has appropriate information security measures in place, consistent with the applicable Law and current industry standards and practices, to protect the confidentiality, integrity and availability of the Company’s information and data, back-up systems and disaster recovery and business continuity plans in place, consistent with current industry standards and practices.

16.2	The computer systems and related software currently being used by the Company adequately meet the data processing and other computing needs of the Company as presently conducted and have not materially malfunctioned within the past 3 (Three) years.

17.	PRODUCTS AND SERVICES

The products produced by the Company have been manufactured in accordance with, and meet all requirements of, applicable Law and meet the specifications in all contracts with customers of the Company relating to the sale of such products. Without limiting the generality of this clause, there are no claims against the Company pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products. There are no defects or deficiencies in any services provided by the Company to the customers of the Company, in whole or in part, and all such services have been provided in accordance with applicable Law and the terms of all contracts relating thereto.

18.	ENVIRONMENTAL MATTERS

18.1	The Company has carried out and carries on its business and operations in compliance with all environmental Laws. There is no hazardous substance on, in or under any of the real or personal property of the Company nor has there ever been any release, escape or other discharge of any hazardous substance therefrom. The Company and its predecessors have not used any of the assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any hazardous substance except in compliance with all environmental Laws.

19.	COMPUTER SYSTEMS

19.1

The computer systems adequately meet the data processing and other computing needs of the operations of the Company as presently conducted. The computer systems function, operate, process and compute in accordance with all applicable Law, industry

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standards and trade practices. The computer systems operate and perform in all material respects in accordance with their documentation and functional specifications. The computer systems have not materially malfunctioned or failed within the past three years.

19.2	The Company has measures in place, consistent with current industry standards and practices, to ensure that the computer systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the computer systems. The Company has and maintains accurate and confidential listings of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by the Company and its employees to the system programs and data comprised by the computer systems. The data processing and data storage facilities used by the Company in connection with the operations of the Company are adequately and properly protected consistent with current industry standards and practices.

19.3	The Company has and maintains back-up systems and disaster recovery and business continuity plans, consistent with current industry standards and industry best practices to adequately and properly ensure the continuing availability of the functionality provided by the computer systems in the event of any malfunction of, any suspension or cessation in the operation of, or other form of disaster affecting, the computer systems.

19.4	No person has obtained unauthorized access to any computer systems or any data comprised thereby.

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SCHEDULE 3

SELLER 2 REPRESENTATIONS AND WARRANTIES

Seller 2 hereby represents and warrants to the Purchaser and Mastech India that:

1.	He has full right, full power and absolute authority to transfer and sell the Seller 2 Sale Shares to Mastech India free from any encumbrances, claims or demands of any nature. Upon the sale and transfer of the Seller 2 Sale Shares, in terms of this Agreement, Mastech India shall have clear and marketable title to the Seller 2 Sale Shares together with all rights, title and interest attaching to such Seller 2 Sale Shares. The sale of the Seller 2 Sale Shares by Seller 2 to Mastech India is in compliance with the Articles. The Seller 2 Sale Shares were duly issued by the Company in accordance with applicable Law and are fully paid and validly issued in accordance with applicable Law. All the forms and documents prescribed under applicable Law required to be filed with the Governmental Authority in relation to the Seller 2 Sale Shares were duly filed.

2.	No consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Authority is required on the part of Seller 2 (other than as specified in this Agreement) in connection with the execution and delivery of this Agreement, the compliance by Seller 2 with any of the provisions hereof, or the consummation of the transactions contemplated in this Agreement.

3.	The share certificates in relation to the Seller 2 Sale Shares, have been properly issued in accordance with applicable Law and the entire applicable stamp duty has been paid on the share certificates for the Seller 2 Sale Shares.

4.	Seller 2 is and has always been a resident in India as per the provisions of the IT Act.

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SCHEDULE 4

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SCHEDULE 5

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